UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2005

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Expected earnings impact in the fourth quarter from mark-to-market derivative transactions and stock appreciation rights

Certain of PXP’s commodity derivative contracts do not qualify for hedge accounting and, consequently, these contracts are marked-to-market each quarter with fair value gains and losses recognized, both realized and unrealized, currently as a derivative gain or loss on the income statement. The Company expects the fourth quarter of 2004 to be impacted by a pre-tax loss on mark-to-market derivative contracts of approximately $25 million consisting of an unrealized mark-to-market loss of approximately $9 million and realized losses of approximately $16 million. The impact on our financial statements from the Company’s derivatives that do qualify for hedge accounting is not included in the foregoing discussion.

In addition, PXP has issued stock appreciation rights (SARs) to employees and accounting for SARs requires that we record an expense or a credit for vested or deemed vested SARs depending on whether, during the period, our stock price either rose or fell, respectively. Accordingly, since PXP’s stock price increased from $23.86/share on September 30, 2004, to $26.00/share on December 31, 2004 we anticipate recording a pre-tax charge of approximately $7 million in the fourth quarter for SARs.

Sale of non-core properties and impact on 4th quarter production

As previously announced, in December, the Company completed the sale of various non-core properties located offshore California, onshore South Texas, Louisiana and New Mexico for total cash consideration of $153.3 million. Proceeds from these sales were used to reduce debt outstanding under PXP’s revolving credit facility, which had a balance of $110 million on December 31, 2004.

On a barrel equivalent basis PXP produced an average of approximately 77 thousand barrels per day in the fourth quarter. Fourth quarter production volumes were reduced by the property sales completed in December. The Company’s guidance estimates of 77 thousand to 84 thousand barrels equivalent per day for the second half of 2004 had assumed that the property sales occurred at the end of the year rather than in December. Pro forma production assuming that the property sales did not occur averaged approximately 78 thousand barrels equivalent per day in the fourth quarter. Average daily production for the sold properties was approximately 9 thousand barrels equivalent for the full month of December.

Additional Information and Forward Looking Statements

This Form 8-K includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	completion of anticipated sales,

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: January 14, 2005	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Senior Vice President – Accounting and Controller